Exhibit 10.1

PURCHASE AND SALE AGREEMENT

dated as of February 21, 2008

between

AZITHROMYCIN ROYALTY SUB LLC

and

INSITE VISION INCORPORATED

Table of Contents

		Page
ARTICLE I RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1	Rules of Construction and Defined Terms	1

ARTICLE II SALE AND PURCHASE OF PURCHASED ASSETS

Section 2.1	Agreement to Sell and Purchase Purchased Assets	1
Section 2.2	Sale and Purchase of Purchased Assets; Sale Price.	1
Section 2.3	Consideration for Sale of Purchased Assets	2

ARTICLE III SALE PRICE PAYMENTS

Section 3.1	Sale Price Payments	2

ARTICLE IV CONDITIONS TO CLOSING

Section 4.1	Conditions to Closing	3

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1	Representations and Warranties of Parent	3

ARTICLE VI COVENANTS

Section 6.1	Affirmative Covenants	8
Section 6.2	Negative Covenants	11
Section 6.3	Reporting	13
Section 6.4	Certain Covenants	14

ARTICLE VII ADDITIONAL RIGHTS AND OBLIGATIONS

Section 7.1	Responsibilities of Parent	14
Section 7.2	Further Action Evidencing Sale.	14
Section 7.3	Application of Collections	15
Section 7.4	Third Party Royalties	15

i

Annex A	Rules of Construction and Defined Terms

Exhibit A	Form of Bill of Sale
Exhibit B	UCC Financing Statements and Other Filings

ii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of February 21, 2008, is between AZITHROMYCIN ROYALTY SUB LLC, a Delaware limited liability company, and INSITE VISION INCORPORATED, a Delaware corporation.

WITNESSETH:

WHEREAS, the Parent desires to sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer desires to purchase and accept from the Parent, the Purchased Assets, on the terms and conditions set forth in this Purchase and Sale Agreement; and

WHEREAS, the Parent desires to grant to the Issuer, and the Issuer desires to accept from the Parent, residual license rights and other obligations of the Parent under the Residual License Agreement, on the terms and conditions set forth in this Purchase and Sale Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
RULES OF CONSTRUCTION AND DEFINED TERMS

Section 1.1 Rules of Construction and Defined Terms. The rules of construction set forth in Annex A shall apply to this Purchase and Sale Agreement and are hereby incorporated by reference into this Purchase and Sale Agreement as if set forth fully in this Purchase and Sale Agreement. Capitalized terms used but not otherwise defined in this Purchase and Sale Agreement shall have the respective meanings given to such terms in Annex A, which is hereby incorporated by reference into this Purchase and Sale Agreement as if set forth fully in this Purchase and Sale Agreement. Not all terms defined in Annex A are used in this Purchase and Sale Agreement.

ARTICLE II
SALE AND PURCHASE OF PURCHASED ASSETS

Section 2.1 Agreement to Sell and Purchase Purchased Assets. On the terms and subject to the conditions set forth herein, the Parent agrees to (a) sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer agrees to purchase and accept from the Parent, on the Closing Date, all of the Purchased Assets, and (b) execute and deliver to the Issuer, and the Issuer agrees to accept from the Parent, the Residual License Agreement pursuant to which the Parent grants the Residual License to the Issuer.

Section 2.2 Sale and Purchase of Purchased Assets; Sale Price.

(a) Effective upon the satisfaction of the conditions set forth in Section 4.1, on the Closing Date, the Parent hereby and by the Bill of Sale sells, transfers, conveys, assigns, contributes and grants to the Issuer, and the Issuer hereby and by the Bill of Sale purchases and accepts from the Parent, all of the Purchased Assets. On the Closing Date, the Parent and the Issuer shall execute and deliver the Bill of Sale.

(b) The aggregate amount to be paid for the Purchased Assets and for the Residual License pursuant to Section 2.2(a) (the “Sale Price”) is equal to the fair market value of the Purchased Assets and the Residual License as agreed at arm’s length by the Parent and the Issuer. For the avoidance of doubt, the Issuer is not assuming any of the liabilities or obligations of the Parent under any of the Principal Documents to which it is party, including the obligation to pay royalties to Pfizer under the Pfizer License Agreement, which shall be retained by and remain liabilities and obligations of the Parent, and the Parent shall continue to be subject to such obligations and liabilities to the relevant counterparties and third party beneficiaries; provided, that the Issuer agrees to be bound by the confidentiality obligations undertaken by the Parent in all of the Principal Documents; provided, further, that the Issuer agrees to make to the Parent the payments of royalties due to Pfizer and other third parties as described in and in accordance with Section 7.4 out of the amounts payable under the Purchased Assets but otherwise without recourse to the Issuer.

Section 2.3 Consideration for Sale of Purchased Assets. On the terms and subject to the conditions set forth in this Purchase and Sale Agreement, the Issuer agrees to pay the Sale Price to the Parent on the Closing Date in accordance with Section 3.1. To the extent that the Sale Price exceeds the Cash Purchase Price received by the Issuer, the Parent shall be deemed to have made a capital contribution to the Issuer in the amount of such excess as specified in Section 3.1(b). Each of the Parent and the Issuer acknowledges and agrees that the Parent is granting the Residual License to the Issuer on the Closing Date and has a present, legally binding obligation under the Residual License Agreement to perform its obligations thereunder on the terms and conditions specified thereunder from and after the Termination Date (as defined in the Residual License Agreement).

ARTICLE III
SALE PRICE PAYMENTS

Section 3.1 Sale Price Payments. On the Closing Date, on the terms and subject to the conditions set forth in this Purchase and Sale Agreement, the Issuer shall pay (or cause to be paid) to the Parent the Sale Price for the Purchased Assets and the Residual License as follows:

(a) first, a wire transfer from the Issuer to the Parent in immediately available federal funds in the amount of $51,203,267.19 (the “Cash Purchase Price”); and

(b) second, the remaining portion of the Sale Price shall constitute a capital contribution by the Parent to the Issuer in an amount equal to the excess of the agreed fair market value of the Purchased Assets and the Residual License over the amount of the Cash Purchase Price, the value of which is evidenced by Capital Securities of the Issuer delivered to the Parent at or before the Closing Date.

ARTICLE IV
CONDITIONS TO CLOSING

Section 4.1 Conditions to Closing. The Parent’s obligation to sell, transfer, convey, assign, contribute and grant the Purchased Assets and to grant the Residual License contemplated by the Residual License Agreement pursuant to Section 2.2 is subject to tender by the Issuer of the Cash Purchase Price pursuant to Section 3.1(a), and the Issuer’s obligations to purchase and accept the Purchased Assets, to enter into the Residual License Agreement and to tender the Cash Purchase Price are subject to (x) the receipt by the Issuer of the net proceeds of its sale of the Notes to be issued under the Indenture on or before the Closing Date, (y) the execution and delivery by the Parent of the Servicing Agreement pursuant to which the Issuer will designate the Parent as initial Servicer on the terms and conditions set forth therein and (z) the execution and delivery by the Parent of the Residual License Agreement.

In addition, as a further condition to the Issuer’s obligations to purchase and accept the Purchased Assets and to tender the Cash Purchase Price, on or prior to the Closing Date, the Parent shall have (i) notified Inspire of the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to the Issuer, (ii) instructed Inspire to make all Royalty Payments after the Closing Date to the Collection Account, (iii) requested Inspire to send all reports otherwise sent or required to be sent to the Parent to be sent also to the Issuer and the Servicer (to the extent consistent with the terms and conditions of the Inspire License Agreement) and (iv) requested acknowledgment from Inspire of the foregoing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1 Representations and Warranties of Parent. The Parent hereby represents and warrants to the Issuer that, as of the Closing Date:

(a) it has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; it has all licenses, permits, franchises and governmental authorizations necessary to carry on its business as now being conducted; it is duly licensed or qualified to do business in good standing in each jurisdiction in which such qualification is required by law, except where such failure to qualify would not reasonably be likely to result in a Material Adverse Effect; it has the full power and authority to own the property it purports to own, to carry on its business as presently conducted and as proposed to be conducted, and to execute, deliver and perform this Purchase and Sale Agreement, each other instrument to be delivered by it pursuant to this Purchase and Sale Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by it; each of the Transaction Documents to which it is a party (including this Purchase and Sale Agreement) has been duly executed and delivered by it and constitutes its valid and binding agreement, enforceable against the Parent in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity; and all requisite action has been taken by it to make this Purchase and Sale Agreement and each of the other Transaction Documents to which it is a party valid and binding upon it;

(b) it is not required to obtain the consent, license, approval or authorization of, or make any registration, filing or declaration with, any Governmental Authority in connection with the execution, delivery, performance, validity or enforceability of this Purchase and Sale Agreement or the Residual License Agreement (except for the filing of UCC financing statements and other filings specified in Exhibit B, any consents, licenses, approvals, authorizations, registrations, filings or declarations under state blue sky laws, all of which have been made or obtained as of the date hereof or will be made within the time periods required under the Exchange Act, and the consent of Pfizer referenced in the Residual License Agreement);

(c) the execution, delivery and performance by it of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets on the Closing Date, do not and will not (i) result in the breach of any term or provision of the Parent Organizational Documents, (ii) result in the breach of any term or provision of, or conflict with, constitute a default under or result in the acceleration or required prepayment by the Parent of any obligation under, the Principal Documents or any other agreement, including any indenture, credit agreement, lease or license, or any deed or other instrument of conveyance to which it or its property is subject, (iii) result in or require the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such agreement, indenture, credit agreement or other instrument (except as contemplated by this Purchase and Sale Agreement and the other Transaction Documents) or (iv) result in the violation of any law (including any bulk transfer or similar law), rule, regulation, order, judgment or decree to which it or its property or the Purchased Assets are subject, except in the case of clause (iv) where such violation would not have or would not be reasonably likely to have a Material Adverse Effect;

(d) it has not taken any action to impair the Issuer’s rights in the Purchased Assets other than pursuant to the Principal Documents;

(e) its principal place of business is located at the address referred to in Section 12.5 of the Indenture, and the jurisdiction of its organization is Delaware (or at such other location, notified to the Issuer in accordance with Section 6.2(b), in a jurisdiction where all action required thereby has been taken and completed);

(f) since January 1, 2002, it has not been known by any legal name other than InSite Vision Incorporated nor has it been a party to any merger, consolidation or other reorganization, except in each case where it was the surviving or resulting corporate entity;

(g) it has filed (or caused to be filed) all material tax returns and reports required by law to have been filed by it and has paid all material Taxes required to be paid by it, except any such Taxes that are being diligently contested in good faith and for which adequate reserves in accordance with GAAP have been set aside on its books, and it has never filed any tax return or report under any name other than its exact legal name;

(h) it is in compliance with the requirements of all Applicable Laws, a breach of any of which, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect;

(i) it has obtained all licenses, permits, franchises and other governmental authorizations necessary for the ownership of its properties or to the conduct of its business that, if not obtained, would be reasonably likely to have a Material Adverse Effect;

(j) there is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which it is subject, and there is no action, suit, arbitration or regulatory proceeding pending or, to its knowledge, threatened, nor to its knowledge is there any investigation pending or threatened, before or by any Governmental Authority against it that, in each case under this Section 5.1(j), individually or in the aggregate, is reasonably likely to have a Material Adverse Effect;

(k) there is no action, suit, proceeding, arbitration, regulatory or governmental investigation pending or, to its knowledge, threatened before or by any Governmental Authority (i) that would be reasonably likely to have a Material Adverse Effect or (ii) seeking to prevent the consummation of any of the transactions contemplated by this Purchase and Sale Agreement or any other Transaction Document;

(l) it is not required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended;

(m) it is not engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Sale Price shall be used (i) for a purpose that violates, or would be inconsistent with, Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or (ii) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act;

(n) neither it nor any of its Subsidiaries is in breach or violation of any Principal Document or any other agreement, including any indenture, credit agreement, lease or license, or any deed or other instrument of conveyance to which it or its property is subject, or subject to or in violation of any statute, order or regulation of any Governmental Authority having jurisdiction over it, that, in each case under this Section 5.1(n), has or may in the future be reasonably expected to have a Material Adverse Effect;

(o) the filings of financing statements under the UCC and other recordings, if any, required to perfect the security interest granted hereunder in favor of the Issuer in the Purchased Assets sold, transferred, conveyed, assigned, contributed and granted on the Closing Date, including those specified in Exhibit B, if any, have been or shall have been duly made by the Closing Date, and the Issuer has or shall have the same rights as the Parent has with respect to the Purchased Assets (if the Parent were still the owner of such Purchased Assets) against any other Person;

(p) (i) the Purchased Assets sold, transferred, conveyed, assigned, contributed and granted to the Issuer on the Closing Date have not been pledged, sold, transferred, conveyed, assigned, contributed or granted by the Parent to any other Person except as permitted by the Indenture, (ii) the Parent has good and marketable title to the Purchased Assets free and clear of any Lien and is the sole owner thereof, (iii) the Parent has full right to sell, transfer, convey, assign, contribute and grant the Purchased Assets to the Issuer and (iv) upon the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to the Issuer pursuant to Article II, the Issuer shall have good and marketable title to the Purchased Assets free and clear of any Lien (other than Permitted Liens) and shall be the owner of the Purchased Assets;

(q) (i) each of the Principal Documents is in full force and effect, (ii) the Principal Documents are valid and legally binding and enforceable against the Parent and, to the knowledge of the Parent, all other parties thereto, (iii) it has provided the Issuer with true, correct and complete copies of the Principal Documents (other than with respect to the Pfizer License Agreement, which is available in redacted form as an exhibit to the Parent’s Form 10-Q filed on May 10, 2007) and all written amendments, if any, thereto through the Closing Date, (iv) to its knowledge, there are no oral waivers or modifications (or pending requests therefor) in respect of the Principal Documents, (v) it is not in default under any Principal Document (including with respect to the execution, delivery and performance of this Purchase and Sale Agreement, the Residual License Agreement, the Servicing Agreement or the Pledge and Security Agreement) and is not aware of any default by any other Person under any Principal Document to which any such Person is party and (vi) the Parent has not granted any waiver under the Principal Documents and has not released the applicable counterparty, in whole or in part, from any of its obligations under the Principal Documents;

(r) (i) no party to any of the Principal Documents has given any written notice to the Parent of termination or breach by the Parent of any such Principal Document, (ii) the Parent is not aware of any notice of termination or breach given by any such Person to any other such Person with respect to any Principal Document to which any such Person is a party and (iii) to its knowledge, no event has occurred that would give any such Person or the Parent the right to terminate any Principal Document to which any of them is party, whether as of the Closing Date or because of events or occurrences existing on or before the Closing Date, including with respect to the execution, delivery and performance by the Parent of this Purchase and Sale Agreement or any other Transaction Document or Principal Document to which it is a party;

(s) under the terms of the Principal Documents, no consent of any Person is required in respect of the execution, delivery and performance by the Parent and the Issuer of this Purchase and Sale Agreement or any other Transaction Document to which the Parent is a party (other than (i) consents received from any such Person and (ii) the consent of Pfizer with respect to the Residual License Agreement, which consent has not yet been obtained);

(t) no step has been taken or is intended by the Parent or, so far as it is aware, any other party to any of the Principal Documents or Transaction Documents for the winding-up, liquidation, dissolution, administration, merger or consolidation or for the appointment of a receiver or administrator of it or all or any of its assets, and, immediately after the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets on the Closing Date, the Parent will not be rendered insolvent or be unable to pay its debts as they mature or be left with unreasonably small capital;

(u) it has determined, and by virtue of its entering into the transactions contemplated hereby and its authorization, execution and delivery of this Purchase and Sale Agreement and the other Transaction Documents to which it is party, that its undertaking of the obligations and liabilities contemplated hereby or thereby (i) is in its own best interests, (ii) does not leave it unable to pay its debts as they become due in the ordinary course of business, (iii) will not leave it with debts that cannot be paid from the present saleable value of its property and (iv) will not render it insolvent within the meaning of Section 101(32) of the Bankruptcy Code or Section 271 of the New York Debtor and Creditor Law;

(v) all obligations of the Parent to make payments to date under the Principal Documents have been fully satisfied;

(w) the Parent is the exclusive or joint owner of all right, title and interest in, to and under, or has licensed or obtained rights to, the Licensed IP, and the information set forth under “AzaSite—Patent Protection” in the Private Placement Memorandum contains a fair and accurate description of the Licensed IP described therein; and the Licensed IP constitutes all of the intellectual property licensed by the Parent to Inspire under the Inspire License Agreement and the Inspire Trademark License Agreement necessary for the sale of the Subject Products in the Field in the Territory; and AzaSite is an Inspire Licensed Product (as defined in the Inspire License Agreement);

(x) there is no action, claim, demand, suit, citation, summon, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, or arbitral or other proceeding by or before any Governmental Authority or other third party pending or, to the knowledge of the Parent, threatened against, relating to or affecting the Licensed IP (other than ordinary course prosecution of patents and trademarks at the United States Patent and Trademark Office and equivalent foreign patent offices or customary actions with the relevant regulatory authorities), which could reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise resulting in the diminution of the benefits contemplated by this Purchase and Sale Agreement;

(y) to the knowledge of the Parent, the manufacture, use, sale, offer for sale or importation of the Current Product as contemplated under the Inspire License Agreement does not infringe upon any third party’s patents or constitute a misappropriation of a third party’s trade secrets or other intellectual property rights, each existing as of the Closing Date; neither the Parent nor any of its Affiliates has received any notice in writing, or otherwise has knowledge of any facts, that have, or reasonably should have, led the Parent to believe that the manufacture, use, sale, offer for sale or exportation of such Current Product to Canada will infringe any rights of a third party existing as of the Closing Date;

(z) to the Parent’s knowledge, there is no third party infringing any of the Licensed IP owned or controlled by the Parent;

(aa) the Parent has not consented to any assignment by any counterparty to any Principal Document of such counterparty’s rights or obligations under such Principal Document and, to the knowledge of the Parent, no such counterparty has assigned any of its rights or obligations under such Principal Document to any Person;

(bb) except for the Principal Documents and any other documents specifically described in the Inspire License Agreement, neither the Parent nor any of its Affiliates (including the Issuer) (i) is party to any agreement with any other Person in respect of the Subject Products in the Field in the Territory or the Licensed IP (other than with respect to Catalent and the supplier of the active ingredient for the Subject Products) and (ii) has any royalty or other payment obligations in respect of the Subject Products or such Licensed IP; and

(cc) to the knowledge of the Parent, there are no sublicenses entered into by Inspire in respect of Inspire’s license under the Inspire License Agreement.

ARTICLE VI
COVENANTS

Section 6.1 Affirmative Covenants. So long as the Notes are outstanding, the Parent shall:

(a) comply with all Applicable Laws in the performance of its obligations under the Principal Documents and the Transaction Documents and its exercise of its rights and duties that compose Purchased Assets, the violation of which would be reasonably likely to have a Material Adverse Effect;

(b) (i) preserve and maintain its existence, (ii) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not have a Material Adverse Effect and (iii) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications would be reasonably likely to have such a Material Adverse Effect; provided, however, that nothing contained in this Section 6.1(b) shall prohibit the Parent (or any parent entity of the Parent) from entering into any transaction of merger, consolidation or amalgamation with, or, in the case of clause (B) below, a sale of all or substantially all of the assets of the Parent (or any parent entity of the Parent) to, any other Person (A) if the Parent (or such parent entity) is the continuing or surviving entity or (B) if the Parent (or such parent entity) is not the continuing or surviving entity but the continuing or surviving entity shall have assumed all of the obligations of the Parent under this Purchase and Sale Agreement and the other Transaction Documents to which the Parent is a party immediately prior to such transaction (collectively, a “Change of Control”);

(c) timely and fully perform and comply with each of its duties and obligations, including all covenants, conditions and other provisions, with respect to the Purchased Assets and the Residual License;

(d) timely and fully perform and comply with each of its duties and obligations under the Principal Documents, including using its reasonable commercial efforts to exercise its rights under the Principal Documents to maintain and defend the Licensed IP under the terms and conditions of the Principal Documents;

(e) use commercially reasonable efforts to enforce its rights under the Principal Documents in respect of the material obligations of each other Person under the Principal Documents to which each of them is party in a timely manner, including bringing any action in respect of an actual or threatened breach by any such Person of its respective obligations under any Principal Document;

(f) as between the Issuer and the Parent, permit the Issuer or the Trustee to cure any default by the Parent under any Principal Document (including making any Parent Shortfall Payment in respect of a Parent Shortfall pursuant to the Indenture) if the Parent is not then taking commercially reasonable action to cure such default, and reasonably cooperate with the Issuer and the Trustee for such purpose, and reimburse the Issuer or the Trustee promptly (but in no event later than two Business Days following notice of any Parent Shortfall Payment) for any Parent Shortfall Payment so funded by the Issuer or the Trustee (any such reimbursement to the Trustee to be made directly to the Collection Account); provided, that if the applicable counterparty shall refuse to accept any such Parent Shortfall Payment from the Issuer or the Trustee, then, subject to Section 3.9 of the Indenture, the Parent shall cooperate with the Issuer and the Trustee to cause such Parent Shortfall Payment that is being funded by the Issuer or the Trustee to be made directly by the Parent to the applicable counterparty;

(g) file (or cause to be filed) all material tax returns and reports required by law to be filed by it and pay all Taxes required to be paid by it, except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books, and it shall not file any tax return or report under any name other than its exact legal name; it shall not, and shall not permit the Issuer to, make any election under Treasury Regulations Section 301.7701-3(c) (or any successor provision) to classify the Issuer as an association taxed as a corporation; and, except as otherwise required by law, it shall treat the Original Class A Notes as debt of the Parent for U.S. federal income tax purposes;

(h) promptly provide written notice to the Issuer, the Trustee and the Servicer of any dispute between the Parent on the one hand and any other Person on the other hand in respect of any Principal Document that may adversely affect the Purchased Assets or the Residual License; and, if any such dispute would reasonably be expected to have a Material Adverse Effect, keep the Issuer and the Trustee (or a representative designated by the Trustee at the Direction of Noteholders holding a majority in Outstanding Principal Balance of the Senior Class of Notes) informed concerning such negotiations or legal proceedings;

(i) maintain in place all policies and procedures, and take and continue to take all actions, described in the assumptions as to facts as to the Parent relating to the separateness of the Issuer and the Parent set forth in, and forming the basis of, the opinions delivered pursuant to Section 6.3 of the Note Purchase Agreements, and comply with, and cause the Issuer to comply with, the provisions of Section 5.2(q) of the Indenture that relate to the Issuer;

(j) provide promptly the Trustee with written notice of the institution of any proceeding by or against the Parent seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property;

(k) comply in all material respects with the Parent Organizational Documents;

(l) if it shall receive any Royalty Payments or Replacement Royalty Payments, it shall deliver such Royalty Payments or Replacement Royalty Payments, as the case may be, to the Issuer for deposit directly into the Collection Account in the exact form received with all necessary endorsements within two Business Days following its receipt thereof;

(m) cause the Issuer to perform its obligations under the Transaction Documents to which the Issuer is a party for so long as the Parent is the sole owner of all of the outstanding Voting Securities of the Issuer;

(n) to the extent required under the Inspire License Agreement, pay for any audit of Inspire’s records pursuant to the Inspire License Agreement;

(o) make reasonably available its respective records and personnel to the Issuer in connection with any prosecution of litigation by the Issuer against any party to any of the Principal Documents to enforce any of the Issuer’s rights under any such Principal Document;

(p) if Pfizer were to become insolvent and seek to reorganize under Chapter 11 of the Bankruptcy Code, elect, as licensee under the Pfizer License Agreement, to retain its rights under the Pfizer License Agreement pursuant to Section 365(n) of the Bankruptcy Code by written request as soon as practicable thereafter;

(q) use its commercially reasonable efforts to preserve, maintain and maximize the commercial value of the Licensed IP, including obtaining patent term extensions when available and patent listing in the U.S. Food and Drug Administration Electronic Orange Book for the Subject Products when applicable;

(r) pay to Pfizer and the other third parties entitled to royalties in respect of the Subject Products in the Field in the Territory, one Business Day following the date of any receipt of funds in respect thereof from the Issuer or the Trustee and in any event within 30 days following the end of the prior calendar quarter, the royalties due to such Persons in respect of such Subject Products and any other amounts due to Pfizer under the Pfizer License Agreement; the Parent shall receive and hold such funds in one or more separate accounts in trust or escrow for Pfizer and certain other third parties entitled to royalties in respect of the Subject Products, and the Parent shall not commingle such funds with any other funds of the Parent; the Parent shall apply any such funds received from the Issuer or the Trustee in respect thereto first to Pfizer and second to the other third parties entitled to royalties in respect of such Subject Products;

(s) following any termination of the Inspire License Agreement in respect of one or more countries in the Territory, subject to the Residual License, use commercially reasonable efforts to (i) enter into a new agreement or other arrangement to license and sublicense the Licensed IP (or any portion thereof) in the Field to one or more third parties in such country or countries of the Territory to develop, manufacture, commercialize and market the Subject Products in the Field in such country or countries in the Territory (including obtaining Pfizer’s consent to sublicense the Pfizer Patent Rights (as defined in the Inspire License Agreement) to such third parties), and, if such agreement is entered into, the Parent shall instruct such third parties to make Replacement Royalty Payments directly to the Collection Account, or (ii) develop, manufacture, commercialize and market the Subject Products in the Field in such country or countries in the Territory by itself, in which case the Parent shall make Replacement Royalty Payments directly to the Collection Account; and

(t) reimburse or refund to, as the case may be, the Issuer or the Trustee promptly (but in no event later than two Business Days following the offset or credit described herein) for any credit to future royalties described in Section 5.7 of the Inspire License Agreement that relate to periods prior to the Closing Date or any offset described in Section 11.3 or Section 11.4 of the Inspire License Agreement.

Section 6.2 Negative Covenants. The Parent agrees that it shall not, without the prior written consent of the Issuer and, so long as the Notes are outstanding, the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable:

(a) except as otherwise provided herein, in any other Transaction Document or in any Principal Document, in each case with respect to the transactions contemplated by the Transaction Documents, directly or indirectly, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create, incur, assume or suffer to be created or to exist any Lien on any of its rights, title or beneficial interest in, to or under, whether directly or indirectly, (i) the Issuer, (ii) any Royalty Payments or the Replacement Royalty Payments, if any, (iii) the Residual License other than in accordance with the Residual License Agreement or (iv) any of the other Purchased Assets (including the Principal Documents), in each case (subject to any restrictions in the Principal Documents) other than (A) any Lien for the benefit of the Trustee on behalf of the Noteholders (including the pledge of the Capital Securities held by the Parent in the Issuer pursuant to the Pledge and Security Agreement) or (B) any other Permitted Lien, except that, so long as no Default or Event of Default has occurred and is continuing, the Parent will be permitted to transfer the Capital Securities held by the Parent in the Issuer in whole or in part (including to a non-Affiliate) so long as (x) such Capital Securities in the hands of each transferee remain subject to the pledge under the Pledge and Security Agreement, (y) the Trustee shall have been provided with an Opinion of Counsel as to the continuing validity of such pledge and perfection of the security interest of the Trustee therein and a written acknowledgement from the transferee that it is acquiring the Capital Securities subject to such pledge and security interest and (z) each of the Parent and the Servicer shall remain bound by and in compliance with all obligations under this Purchase and Sale Agreement, the Residual License Agreement, the Servicing Agreement and the other Transaction Documents and Principal Documents to which it is a party (for the avoidance of doubt, a Change of Control will not by itself constitute a violation of this Section 6.2(a));

(b) except with a 30-day prior written notice to the Issuer, the Servicer and, so long as the Notes are outstanding, the Trustee, change its name, identity, legal entity type or jurisdiction of organization; provided, however, that neither the Issuer nor the Trustee has any right or power to prohibit a change in the Parent’s name, identity, legal entity type or jurisdiction of organization; provided, further, if any change in the Parent’s name, identity, legal entity type or jurisdiction of organization would make any financing or continuation statement or notice of lien filed in connection with this Purchase and Sale Agreement seriously misleading within the meaning of applicable provisions of the UCC, the Parent hereby authorizes each of the Issuer and the Trustee to file such amendments as may be required to preserve and protect the Issuer’s title and interest and the Trustee’s security interest in and to the Purchased Assets and proceeds thereof and the collateral, if any, related thereto; it is understood that, during the term of this Purchase and Sale Agreement, the Parent shall maintain its jurisdiction of organization in the United States;

(c) except with a 30-day prior written notice to the Issuer and, so long as the Notes are outstanding, the Trustee, assign, amend, modify, supplement or restate any Principal Document, enter into any new agreement in respect of the Purchased Assets or the Subject Products (in respect of the Territory in the Field) (other than in accordance with the Residual License Agreement, if applicable), exercise or waive any right or option, fail to exercise any right or option or grant any consent in respect of the Purchased Assets, the Subject Products (in respect of the Territory in the Field) or the Principal Documents in any manner that would, in any such case, materially adversely affect the Issuer, the Issuer’s rights under this Purchase and Sale Agreement or the Residual License Agreement or the rights and interests of the Trustee and the Noteholders with respect thereto or conflict with or cause an event of default under, or breach of, this Purchase and Sale Agreement, any other Transaction Document or any Principal Document; provided, however, that the Parent shall not be required to take any action unless the Parent has determined in good faith that such action is not illegal or unlawful and will not subject the Parent to any risk of personal liability from any third party unless such liability is a result of the Parent’s gross negligence or willful misconduct (except that the foregoing shall not relieve the Parent from any breach of its obligations under this Purchase and Sale Agreement);

(d) terminate (or agree with any counterparty to any termination thereof by mutual agreement) any Principal Document in whole or in part;

(e) take any action to waive, repeal, amend, vary, supplement or otherwise modify the Issuer Organizational Documents in a manner that would adversely affect the rights, privileges or preferences of any Noteholder;

(f) take any action or cause or permit the Issuer (except as required by law) to take any action to cause the Issuer to become subject to a Voluntary Bankruptcy or an Involuntary Bankruptcy;

(g) take any action to dissolve the Issuer;

(h) directly or indirectly challenge, or induce any third party to challenge, the validity or enforceability of the Licensed Patents (as defined in the Pfizer License Agreement);

(i) (i) provide to Inspire the concurrence described in Section 5.8(b) of the Inspire License Agreement (unless the failure to provide such concurrence would reasonably be expected to result in a breach of the Inspire License Agreement), (ii) abandon the prosecution of any patent application or maintenance of any issued patent described in Section 11.3 of the Inspire License Agreement with regard to matters affecting Subject Products in the Field in the Territory or (iii) decline to pursue any patent extension described in Section 11.4 of the Inspire License Agreement (to the extent affecting Subject Products in the Field in the Territory); and

(j) take any action adverse to the Issuer under the Residual License Agreement except as contemplated by the Transaction Documents.

Section 6.3 Reporting. The Parent shall, unless the Issuer shall otherwise consent in writing:

(a) subject to applicable confidentiality restrictions, make available such other information as the Issuer or the Trustee may, from time to time, reasonably request with respect to (i) the Purchased Assets or (ii) the condition or operations, financial or otherwise, of it that is reasonably likely to impact or affect the performance of its obligations hereunder or its compliance with the terms, provisions and conditions of this Purchase and Sale Agreement;

(b) promptly (but in no event more than five Business Days following its receipt thereof) provide to the Issuer and the Servicer copies of any Notices between the Parent and any other party to any Principal Document regarding any such Principal Document, including copies of Notices it receives pursuant to Section 12.4 of the Inspire License Agreement, but shall not be required to do so to the extent that any such Notice does not relate to and could not be expected to affect the Purchased Assets in any material respect;

(c) deliver to the Issuer and the Servicer, with a copy to the Trustee, within 120 days after the end of each fiscal year of the Parent ending after the date hereof, a certificate of a Responsible Officer, stating whether or not, to the best knowledge of such Responsible Officer, any party to any Principal Document is in default in the performance and observance of any of the terms, provisions and conditions of any such Principal Document (without regard to any period of grace or requirement of notice provided thereunder) and, if any such party shall be in default, specifying the nature of all such defaults and the steps the Parent plans or expects to take in relation to any such default thereof of which he or she may have knowledge;

(d) promptly after a Responsible Officer has knowledge of any of the following events or situations, provide written notification to the Issuer and the Servicer, with a copy to the Trustee, of the circumstances regarding such event or situation, both initially and in respect of subsequent material changes and developments regarding such event or situation, and a written summary of the actions taken or proposed to be taken by the Parent in response thereto, if any:

(i) an act or failure to act of any party to any Principal Document or other Person that constitutes or, with the passage of time, would constitute a default thereunder or that gives rise or, with the passage of time, would give rise to the right of any party to exercise any remedies thereunder, including any right to terminate any Principal Document; or

(ii) any actual or overtly threatened termination by Inspire or Pfizer of any Principal Document to which it is party in whole or in part; and

(e) during any period in which the Parent is not subject to Section 13 or 15(d) of the Exchange Act, deliver to the Issuer and the Trustee (i) audited financial statements of the Parent with respect to its most recent fiscal year no later than 120 days after the end of such fiscal year and (ii) unaudited interim financial statements of the Parent with respect to each fiscal quarter (except for fiscal year-end) no later than 45 days after the end of such fiscal quarter, in each case, prepared in accordance with GAAP in all material respects.

Section 6.4 Certain Covenants. The mere occurrence of any termination of the Inspire License Agreement will not in and of itself comprise or demonstrate the occurrence of a breach by the Parent of Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f), Section 6.1(m), Section 6.1(q), Section 6.2(a) or Section 6.2(c), and the determination of whether the Parent has breached any of the foregoing provisions will be made without regard to any actual termination of the Inspire License Agreement.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS

Section 7.1 Responsibilities of Parent. Anything herein to the contrary notwithstanding:

(a) the Parent shall perform its obligations hereunder, and the exercise by the Issuer or its designee of its rights hereunder shall not relieve the Parent from such obligations; and

(b) none of the Issuer, the Trustee or any other Indemnified Party shall have any obligation or liability to Inspire or any other third Person with respect to any of the Purchased Assets, any Principal Document or any related agreements, nor shall the Issuer, the Trustee or any other Indemnified Party be obligated to perform any of the obligations of the Parent thereunder, except that each such Person will comply with the confidentiality provisions set forth in each Principal Document.

Section 7.2 Further Action Evidencing Sale.

(a) The Parent agrees that, from time to time, at its expense, it shall promptly execute and deliver all further instruments and documents, and take all further action, that the Issuer may reasonably request in order to perfect, protect or more fully evidence or perfect the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets hereunder or to enable the Issuer to exercise or enforce any of its rights hereunder or under any other Transaction Document to which it is a party.

(b) The Parent hereby authorizes the Issuer and the Trustee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, in relation to all or any of the Purchased Assets now existing or hereafter generated by the Parent to perfect their interests therein as contemplated by this Purchase and Sale Agreement and the Indenture.

(c) Subject to Section 6.1(f), if, after written notice, the Parent fails to perform any of its agreements or obligations under this Purchase and Sale Agreement, the Issuer or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Issuer or its designee incurred in connection therewith shall be payable by the Parent.

Section 7.3 Application of Collections(a) . Any Royalty Payment or Replacement Royalty Payment paid by any party to any of the Principal Documents in respect of any obligations owed by it to the Parent in respect of any such Principal Document shall, except as otherwise specified by such Person or otherwise required by contract or law and unless otherwise instructed by the Issuer or the Trustee, be applied as a Collection with respect to a Purchased Asset to the extent of any amounts then due and payable thereunder.

Section 7.4 Third Party Royalties. So long as the Notes are outstanding, pursuant to the Indenture the Issuer shall cause the Trustee to set aside in trust for payment of, and, if the Notes are no longer outstanding, the Issuer shall pay to the Parent from available revenues on or before each Payment Date, in each case within 30 days of the end of each calendar quarter, the royalties due to Pfizer and other third parties in respect of Subject Products, but in no event shall such royalties exceed, in the aggregate, 3.5% of Net Sales (as defined in the Inspire License Agreement) for any calendar quarter.

ARTICLE VIII
INDEMNIFICATION

Section 8.1 Indemnification by Parent. Without limiting any other rights that the Issuer may have hereunder or under Applicable Law, the Parent hereby agrees to indemnify the Issuer and each of its directors, officers, members, managers, employees and agents (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and expenses (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of any breach of representation or warranty by the Parent under this Purchase and Sale Agreement or any other Transaction Document or Principal Document to which it is a party, the failure of the Parent to observe or perform its obligations under this Purchase and Sale Agreement or any other Transaction Document or Principal Document to which it is party or arising out of claims asserted against an Indemnified Party relating to the transactions contemplated in this Purchase and Sale Agreement or any other Transaction Document or Principal Document to which the Parent is a party or the use of proceeds herefrom or therefrom; provided, however, that the foregoing shall exclude any indemnification to any Indemnified Party (a) resulting from gross negligence, willful misconduct, fraud or acts of bad faith on the part of such Indemnified Party if the Indemnified Party was not an Affiliate of the Parent at such time, (b) that has the effect of imposing on the Parent any recourse liability for Royalty Payments or Replacement Royalty Payments, if any, because of the insolvency or other creditworthiness problems of Inspire, or other third party licensee, or the insufficiency of the Available Collections Amount (taken together with the Interest Reserve Account and the Capital Account), whether as a result of the amount of cash flow arising from sales of the Subject Products or otherwise, unless resulting from the failure of the Parent to perform its obligations under this Purchase and Sale Agreement, (c) subject to Section 9.11, for normal and customary expenses incurred in the ordinary course of business in the administration of this Purchase and Sale Agreement and any of the other Transaction Documents or Principal Documents to which it is party, (d) for the repayment of the Notes pursuant to the Indenture unless resulting from the failure of the Parent to perform its obligations under this Purchase and Sale Agreement or any of the other Transaction Documents or Principal Documents to which it is party and (e) for any special, indirect, consequential or punitive damages.

ARTICLE IX
MISCELLANEOUS

Section 9.1 Transfers Intended as Sales. Each of the parties hereto expressly intends and agrees that the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets contemplated and effected under this Purchase and Sale Agreement are complete and absolute sales rather than pledges or assignments of only a security interest and shall be given effect as such for all purposes. If, however, notwithstanding the express intent of the parties hereto, such sale, transfer, conveyance, assignment, contribution and granting are deemed to be a secured financing, this Purchase and Sale Agreement is a security agreement and the Parent hereby grants to the Issuer a security interest in all of the Parent’s right, title and interest in, to and under the following, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located: (a) the Purchased Assets; and (b) any and all additions and accessions to any of the foregoing, all substitutions and replacements therefor and all products and proceeds thereof, to secure the performance of all of the Parent’s obligations in connection with such secured financing. The sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets and the grant of the license under the Residual License Agreement shall be reflected on the Parent’s balance sheet and other financial statements and computer records as a sale of assets and a license to the Issuer consistent with GAAP. The sale, transfer, conveyance, assignment, contribution and granting by the Parent of the Purchased Assets hereunder are and shall be without recourse to, or representation or warranty (express or implied) by, the Parent, except as otherwise specifically provided herein. The limited rights of recourse specified herein against the Parent in connection with the sale, transfer, conveyance, assignment, contribution and granting by the Parent of the Purchased Assets hereunder are intended to provide a remedy for breach of representations and warranties relating to the condition of the assets sold, breach of the covenants in this Purchase and Sale Agreement or for other indemnified amounts (including Indemnified Amounts) set forth in Section 8.1 or Section 9.11, rather than to the collectibility of underlying indebtedness and other payment obligations.

Section 9.2 Specific Performance. Any party may enforce specific performance of this Purchase and Sale Agreement.

Section 9.3 Notices. All Notices shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent, (d) on the date transmitted by legible telecopier transmission with a confirmation of receipt or (e) in the case of any report that is of a routine nature, on the date sent by first class mail or overnight courier or transmitted by legible telecopier transmission, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient in accordance with Section 12.5 of the Indenture. A copy of each Notice given hereunder to any party hereto shall also be given to the other party hereto. Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent Notices shall be sent.

Section 9.4 CHOICE OF LAW. THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 9.5 Counterparts. This Purchase and Sale Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

Section 9.6 Amendment.

(a) The provisions of this Purchase and Sale Agreement may from time to time be amended, modified, supplemented, restated or waived, if such amendment, modification, supplement, restatement or waiver is in writing and consented to by each of the parties hereto and, so long as the Notes are outstanding, the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable.

(b) No failure or delay on the part of the Issuer, the Parent or the Trustee exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Issuer or the Parent in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Issuer under this Purchase and Sale Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Purchase and Sale Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c) The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto and thereto with respect to the subject matter hereof and thereof and shall constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof, superseding all prior oral or written understandings.

Section 9.7 Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Purchase and Sale Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Purchase and Sale Agreement and shall in no way affect the validity or enforceability of the other covenants, agreements, provisions or terms of this Purchase and Sale Agreement.

Section 9.8 Binding Effect; Assignability; Survival. This Purchase and Sale Agreement shall be binding upon and inure to the benefit of the Issuer, the Parent and the Trustee and their respective successors and permitted assigns. Neither the Parent nor the Issuer may assign any of its rights hereunder or any interest herein without the prior written consent of the other party and, in the case of the Parent, so long as the Notes are outstanding, the Trustee pursuant to Section 9.1 or Section 9.2 of the Indenture, as applicable, except as otherwise herein specifically provided; provided, however, that a Change of Control shall not by itself be deemed an assignment for purposes of this Section 9.8. This Purchase and Sale Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree, it being agreed that the parties hereto shall not terminate this Purchase and Sale Agreement at any time prior to payment in full of the Notes. The rights and remedies with respect to (i) any breach of any representation and warranty made by the Parent pursuant to Section 5.1, (ii) the indemnification and payment provisions of Article VIII and (iii) the provisions of Section 9.4, Section 9.10, Section 9.11, Section 9.12, Section 9.13 and Section 9.14 shall be continuing and shall survive any termination of this Purchase and Sale Agreement.

Section 9.9 Acknowledgement and Agreement. The Parent expressly acknowledges and agrees that all of the Issuer’s right, title and interest in, to and under this Purchase and Sale Agreement (including the Issuer’s rights under the Servicing Agreement) and the Residual License Agreement shall be pledged and assigned to the Trustee as collateral by the Issuer pursuant to the Indenture, and the Parent consents to such pledge and assignment. Each of the parties hereto acknowledges and agrees that the Trustee, acting on behalf of the Noteholders, is a third party beneficiary of all of the rights of the Issuer arising hereunder and shall be entitled to exercise the rights of the Issuer to give consents under Section 6.2, to receive materials under Section 6.1(j), Section 6.3(c) and Section 6.3(d) and to enforce the rights of the Issuer set forth in Section 8.1 and Section 9.11. Except as set forth in the preceding sentence with respect to the rights of the Issuer under Section 6.1(j), Section 6.2, Section 6.3(c), Section 6.3(d), Section 8.1 and Section 9.11, each of the parties hereto further acknowledges and agrees that the rights of the Issuer arising hereunder that have been assigned and pledged to the Trustee under the Indenture may be enforced by the Trustee only so long as an Event of Default has occurred and is continuing and the Trustee is exercising remedies under the Indenture, in each case at the direction of Noteholders holding a majority in Outstanding Principal Balance of the Senior Class of Notes. In all other cases, the Issuer shall have the right to give and withhold consents and exercise or refrain from exercising rights and remedies hereunder.

Section 9.10 Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, the Parent hereby authorizes the Issuer at any time and from time to time, to the fullest extent permitted by law, to offset any amounts payable by the Issuer to, or for the account of, the Parent against any obligations of the Parent to the Issuer arising in connection with the Transaction Documents (including amounts payable pursuant to Section 8.1) that are then due and payable.

Section 9.11 Costs, Expenses and Taxes. In addition to the obligations of the Parent under Article VIII, the Parent agrees:

(a) to pay to the Issuer on demand all reasonable costs and expenses incurred by the Issuer in connection with the enforcement of this Purchase and Sale Agreement and the other Transaction Documents to be delivered hereunder;

(b) to indemnify the Issuer on an after-tax basis for any stamp and other Taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Purchase and Sale Agreement or the other Transaction Documents, and to indemnify each Indemnified Party on an after-tax basis in respect of any liabilities with respect to such Taxes and fees; and

(c) to indemnify the Issuer on an after-tax basis for any U.S. federal, state or local or any foreign income, franchise or other Taxes imposed on income or assets (including any interest, penalties or accountant or counsel fees incurred in connection with such Taxes) asserted against, withheld from or required to be withheld by the Issuer at any time that the Notes are outstanding.

Section 9.12 No Proceedings. The Parent hereby agrees that it will not institute against the Issuer, or join any Person in instituting against the Issuer, any insolvency or similar proceeding (namely, any Voluntary Bankruptcy or Involuntary Bankruptcy) until one year and one day after the date on which the Notes have been paid in full.

Section 9.13 Consent to Jurisdiction.

(a) Any legal action or proceeding with respect to this Purchase and Sale Agreement may be brought in the courts of the State of New York located in the Borough of Manhattan, The City of New York or of the United States federal court sitting in the Borough of Manhattan, The City of New York, and, by execution and delivery of this Purchase and Sale Agreement, each party hereto consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.3. Nothing in this Purchase and Sale Agreement shall affect the right of any party hereto to serve process in any other manner permitted by law. Each party hereto irrevocably waives, to the maximum extent permitted by law, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Purchase and Sale Agreement or any document related hereto. Each party hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

(b) If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder from U.S. dollars into another currency, each of the Issuer and the Parent has agreed that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such party could purchase U.S. dollars with such other currency in the Borough of Manhattan, The City of New York on the Business Day preceding the day on which final judgment is given.

(c) The obligation of each of the Issuer and the Parent in respect of any sum payable by it hereunder shall, notwithstanding any judgment or order in a Judgment Currency, be discharged only to the extent that, on the Business Day following receipt thereby of such security of any sum adjudged to be so due in the Judgment Currency, it may in accordance with normal banking procedures purchase U.S. dollars with the Judgment Currency. If the amount of U.S. dollars so purchased is less than the sum originally due to such party in the Judgment Currency (determined in the manner set forth in Section 9.13(b)), each of the Issuer and the Parent agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such party against such loss, and, if the amount of the U.S. dollars so purchased exceeds the sum originally due to such party, such party agrees to remit to the payor, such excess, provided that such party shall have no obligation to remit any such excess as long as the payor shall have failed to pay such party any obligations due and payable pursuant to such judgment, in which case such excess may be applied to such obligations of such party in accordance with the terms of such judgment. The foregoing indemnity shall constitute a separate and independent obligation of the Issuer and the Parent and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.

Section 9.14 Limited Recourse. The Parent accepts that the enforceability against the Issuer of any obligations of the Issuer hereunder shall be limited to the assets of the Issuer, whether tangible or intangible, real or personal (including the Collateral) and the proceeds thereof. Once all such assets have been realized upon and such assets (and proceeds thereof) have been applied in accordance with Article III of the Indenture, any outstanding obligations of the Issuer to the Parent hereunder shall be extinguished. The Parent further agrees that it shall take no action against any employee, director, officer or administrator of the Issuer in relation to this Purchase and Sale Agreement except in the exercise of its rights to proceed against any employee, director, officer or administrator of the Issuer (a) for intentional and willful fraud or intentional and willful misrepresentations on the part of or by such employee, director, officer or administrator or (b) for the receipt of any distributions or payments to which the Parent or any successor in interest is entitled.

Section 9.15 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.

AZITHROMYCIN ROYALTY SUB LLC

By: InSite Vision Incorporated, its Manager

By:
Name:
Title:

INSITE VISION INCORPORATED

By:
Name:
Title:

ANNEX A

RULES OF CONSTRUCTION AND DEFINED TERMS

Unless the context otherwise requires, in this Annex A and each Transaction Document (or other document) to which this Annex A is attached:

(a)	Each capitalized term has the meaning assigned to it herein.

(b)	An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

(c)	Unless otherwise defined, all terms used herein or therein that are defined in the UCC shall have the meanings stated in the UCC.

(d)	Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words in the singular shall include the plural, and vice versa.

(e)	The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.

(f)
References to an agreement or other document include references to such agreement or document as amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof and include any Annexes, Exhibits and Schedules attached thereto, and the provisions thereof apply to successive events and transactions.

(g)	References to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefor.

(h)	References to any Person shall be construed to include such Person’s successors and permitted assigns.

(i)	The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(j)
The words “hereof”, “herein”, “hereunder” and similar terms when used in this Annex A or any Transaction Document (or other document) shall refer to this Annex A or such Transaction Document (or other document) as a whole and not to any particular provision hereof or thereof, and Article, Section, Annex, Schedule and Exhibit references herein and therein are references to Articles and Sections of, and Annexes, Schedules and Exhibits to, the relevant Transaction Document (or other document) unless otherwise specified.

(k)	In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(l)	References to a class of Notes shall be to the Original Class A Notes, to the Class B Notes or to a class of Refinancing Notes, as applicable.

(m)
References to the Notes include the terms and conditions in the relevant Transaction Document (or other document) applicable to the Notes, and any reference to any amount of money due or payable by reference to the Notes shall include any sum covenanted to be paid by the Issuer under the relevant Transaction Document (or other document) in respect of the Notes.

(n)
References to any action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security shall be deemed to include, in respect of any jurisdiction other than the State of New York, references to such action, remedy or method of judicial proceeding for the enforcement of the rights of creditors or of security available or appropriate in such jurisdiction as shall most nearly approximate such action, remedy or method of judicial proceeding described or referred to in the relevant Transaction Document (or other document).

(o)
Where any payment is to be made, any funds are to be applied or any calculation is to be made under any Transaction Document (or other document) on a day that is not a Business Day, unless any Transaction Document (or other document) otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the next succeeding Business Day, and payments shall be adjusted accordingly, including interest unless otherwise specified; provided, however, that no interest shall accrue in respect of any payments made on Fixed Rate Notes on that next succeeding Business Day.

(p)
References to any Calculation Date or Relevant Calculation Date, in each case that would be prior to the first Calculation Date that follows the Closing Date, shall be deemed to refer to the Closing Date.

“144A Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Acceleration Default” means any Event of Default of the type described in Section 4.1(f) of the Indenture.

“Acceleration Notice” means a written notice given after the occurrence and continuation of an Event of Default to the Issuer by the Senior Trustee at the instruction of the Noteholders of a majority of the Outstanding Principal Balance of the Senior Class of Notes, declaring all Outstanding principal of and accrued and unpaid interest on the Notes to be immediately due and payable.

“Accounts” means the Collection Account, any Redemption Account, any Escrow Account, the Capital Account, the Interest Reserve Account and any other account established pursuant to Section 3.1 of the Indenture.

“Act” has the meaning set forth in Section 1.3(a) of the Indenture.

“Actual Beneficial Holder List” has the meaning set forth in Section 2.5(d) of the Indenture.

“Additional Interest” means, with respect to the Notes, interest accrued on the amount of any interest and Premium, if any, in respect of such Notes that is not paid when due at the Stated Rate of Interest of such Notes for each Interest Accrual Period until any such unpaid interest or Premium is paid in full, compounded quarterly on each Payment Date, to the fullest extent permitted by Applicable Law.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director, officer or manager of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power (a) to vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable) or (b) to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 2.10(a) of the Indenture.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Applicable Treasury Rate” for any Redemption Date means the interest rate (expressed as a semiannual decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) determined on the fourth Business Day prior to such Redemption Date to be the per annum rate equal to the semiannual yield to maturity for United States Treasury securities maturing on the Average Life Date of the Original Class A Notes as of such Redemption Date and trading in the public securities markets either (a) as determined by interpolation between the most recent weekly average yield to maturity for two series of United States Treasury securities trading in the public securities markets, (i) one maturing as close as possible to, but earlier than, the Average Life Date of the Original Class A Notes and (ii) the other maturing as close as possible to, but later than, the Average Life Date of the Original Class A Notes, in each case as published in the most recent H.15 (519) or (b) if a weekly average yield to maturity for United States Treasury securities maturing on the Average Life Date of the Original Class A Notes is reported in the most recent H.15 (519), such weekly average yield to maturity as published in such H.15 (519).

“Applicants” has the meaning set forth in Section 6.14 of the Indenture.

“Approved Holder List” has the meaning set forth in Section 2.5(d) of the Indenture.

“Authorized Agent” means, with respect to the Notes, any authorized Calculation Agent, Paying Agent or Registrar acting as such for the Notes.

“Available Collections Amount” means, for any Payment Date, the sum of (a) the amount on deposit in the Collection Account as of the Calculation Date immediately preceding such Payment Date and (b) the amount of any net investment income on amounts on deposit in the Accounts (other than the Capital Account) as of such Calculation Date.

“Average Life Date” of the Original Class A Notes means the date that follows the applicable Redemption Date by a period equal to the Remaining Weighted Average Life of the Original Class A Notes.

“AzaSite” means AzaSite (ISV-401), a DuraSite formulation of azithromycin (1%).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Base Case Amortization Schedule” means the following base case amortization schedule:

Base Case Amortization Schedule

Payment Date	Principal Payment	Remaining Balance of the Notes
		$60,000,000
May 15, 2008	$0	$60,000,000
August 15, 2008	$0	$60,000,000
November 15, 2008	$0	$60,000,000
February 15, 2009	$0	$60,000,000
May 15, 2009	$416,016	$59,583,984
August 15, 2009	$415,670	$59,168,314
November 15, 2009	$713,954	$58,454,360
February 15, 2010	$2,453,121	$56,001,239
May 15, 2010	$2,726,994	$53,274,246
August 15, 2010	$2,284,139	$50,990,107
November 15, 2010	$1,433,700	$49,556,407
February 15, 2011	$2,294,888	$47,261,518
May 15, 2011	$3,709,046	$43,552,472
August 15, 2011	$3,402,090	$40,150,382
November 15, 2011	$2,827,002	$37,323,380
February 15, 2012	$3,696,724	$33,626,656
May 15, 2012	$4,956,719	$28,669,937
August 15, 2012	$4,935,904	$23,734,034
November 15, 2012	$3,928,206	$19,805,827
February 15, 2013	$4,506,637	$15,299,191
May 15, 2013	$5,846,186	$9,453,004
August 15, 2013	$5,829,804	$3,623,201
November 15, 2013	$3,623,201	$0

“Beneficial Holder” means any Person that holds a Beneficial Interest in any Global Note through an Agent Member.

“Beneficial Interest” means any beneficial interest in any Global Note, whether held directly by an Agent Member or held indirectly through an Agent Member’s beneficial interest in such Global Note.

“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, executed by the Parent and the Issuer, substantially in the form of Exhibit A to the Purchase and Sale Agreement.

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed or a day on which the Corporate Trust Office is closed for business and (b) for purposes of calculating amounts at the London interbank offered rate and related calculations relative to the making, continuing, prepaying or repaying of Indebtedness in respect thereof, any day that is a Business Day described in clause (a) that is also a day on which dealings in U.S. dollars are carried on in the London interbank market.

“Calculation Agent” means U.S. Bank National Association and any successor appointed pursuant to Section 6.11 of the Indenture.

“Calculation Date” means, for any Payment Date, the fifth Business Day immediately preceding such Payment Date.

“Calculation Report” has the meaning set forth in Section 3.5(b) of the Indenture.

“Capital Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.

“Cash Purchase Price” has the meaning set forth in Section 3.1(a) of the Purchase and Sale Agreement.

“Change of Control” has the meaning set forth in Section 6.1(b) of the Purchase and Sale Agreement.

“Class A Notes” means the Original Class A Notes and any Refinancing Notes issued to refinance the foregoing.

“Class B Issuance” has the meaning set forth in Section 2.16(a) of the Indenture.

“Class B Notes” means the Class B Notes, if any, issued in such form as shall be authorized by a Manager Resolution or any indenture supplemental to the Indenture in respect thereof pursuant to Section 2.16 of the Indenture and any Refinancing Notes issued to refinance the foregoing.

“Clearstream” means Clearstream Banking, a French société anonyme.

“Closing Date” means the date on which the conditions set forth in Section 4.1 of the Purchase and Sale Agreement are satisfied, the sale, transfer, conveyance, assignment, contribution and granting of the Purchased Assets to the Issuer pursuant to Article II of the Purchase and Sale Agreement are effective and the Original Class A Notes are issued, which date shall be February 21, 2008.

“Code” means the Internal Revenue Code of 1986 and the regulations thereunder.

“Collateral” has the meaning set forth in the Granting Clause of the Indenture.

“Collection Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Collections” means, without duplication, (a) Royalty Payments and Replacement Royalty Payments, (b) any net investment income on amounts on deposit in the Accounts (other than the Capital Account) and (c) any other amounts received by the Issuer (other than the proceeds of any Notes and capital contributions from the Parent).

“Confidential Information” means, collectively, (i) the information contemplated by Article 8 of the Inspire License Agreement, (ii) any materials containing or based on any of the foregoing (including any financial models based thereon) and (iii) any portions of any of the foregoing.

“Confidentiality Agreement” means, with respect to Noteholders or Beneficial Holders at the Closing Date with respect to the Original Class A Notes (or, with respect to any Class B Notes or any Refinancing Notes, the date of issuance of such Class B Notes or Refinancing Notes), a confidentiality agreement for the benefit of the Issuer provided to the Registrar on or prior to the Closing Date (or such date of issuance), and otherwise means a resale confidentiality agreement for the benefit of the Issuer substantially in the form of Exhibit B to the Indenture.

“Confidential Parties” has the meaning set forth in Section 12.13 of the Indenture.

“Controlled Accounts” has the meaning set forth in Section 3.1(b) of the Indenture.

“Corporate Trust Office” means the office of the Trustee in the city at which at any particular time the Trustee’s duties under the Transaction Documents shall be principally administered and, on the Closing Date, shall be One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services.

“Current Product” has the meaning set forth in the Inspire License Agreement.

“Default” means a condition, event or act that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Definitive Notes” has the meaning set forth in Section 2.1(b) of the Indenture.

“Direction” has the meaning set forth in Section 1.3(c) of the Indenture.

“Distribution Report” has the meaning set forth in Section 2.13(a) of the Indenture.

“Dollar” or the sign “$” means lawful money of the United States.

“DTC” means The Depository Trust Company, its nominees and their respective successors.

“DTC List” has the meaning set forth in Section 2.5(d) of the Indenture.

“Eligibility Requirements” has the meaning set forth in Section 2.3(b) of the Indenture.

“Eligible Account” means a trust account maintained on the books and records of an Eligible Institution in the name of the Trustee.

“Eligible Institution” means any bank organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank), which at all times has either (a) a long-term unsecured debt rating of at least A2 by Moody’s and A by S&P or (b) a certificate of deposit rating of at least P-1 by Moody’s and A-1 by S&P.

“Eligible Investments” means, in each case, book-entry securities, negotiable instruments or securities represented by instruments in bearer or registered form that evidence:

(a) direct obligations of, and obligations fully Guaranteed as to timely payment of principal and interest by, the U.S. or any agency or instrumentality thereof the obligations of which are backed by the full faith and credit of the U.S. (having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds);

(b) demand deposits, time deposits or certificates of deposit of the Operating Bank or of depositary institutions or trust companies organized under the laws of the U.S. or any state thereof or the District of Columbia (or any domestic branch of a foreign bank) (i) having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds; provided, that, at the time of investment or contractual commitment to invest therein, the short-term debt rating of such depositary institution or trust company shall be at least P-1 by Moody’s and A-1 by S&P or (ii) having maturities of more than 365 days and, at the time of the investment or contractual commitment to invest therein, a rating of at least A2 by Moody’s and A by S&P;

(c) corporate or municipal debt obligations (i) having remaining maturities of no more than 365 days or such lesser time as is required for the distribution of funds and having, at the time of the investment or contractual commitment to invest therein, a rating of at least P-1 or A2 by Moody’s and A-1 or A by S&P or (ii) having remaining maturities of more than 365 days and, at the time of the investment or contractual commitment to invest therein, a rating of at least A2 by Moody’s and A by S&P;

(d) investments in money market funds (including funds in respect of which the Trustee or any of its Affiliates is investment manager or otherwise) having a rating of at least A2 by Moody’s and Am by S&P; or

(e) notes or bankers’ acceptances (having original maturities of no more than 365 days or such lesser time as is required for the distribution of funds) issued by any depositary institution or trust company referred to in clause (b) above;

provided, however, that no investment shall be made in any obligations of any depositary institution or trust company that is identified in a written notice to the Trustee from the Issuer or the Servicer as having a contractual right to set off and apply any deposits held, or other indebtedness owing, by the Issuer to or for the credit or the account of such depositary institution or trust company, unless such contractual right by its terms expressly excludes all Eligible Investments.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business that is treated as a single employer with the Issuer or the Parent under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Escrow List” has the meaning set forth in Section 2.5(d) of the Indenture.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system.

“Event of Default” has the meaning set forth in Section 4.1 of the Indenture.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” means any reasonable out-of-pocket fees, costs or expenses of the Issuer, including the fees, expenses and indemnities of the Service Providers (provided that, with respect to the Servicer, such expenses shall only be reasonable out-of-pocket expenses), the fees and out-of-pocket expenses of counsel to the Trustee and the Issuer incurred after the Closing Date in connection with the transactions contemplated by the Transaction Documents, the fees and expenses of any nationally recognized independent public accounting firm engaged as auditors of the Issuer and any payments by the Issuer to third parties in respect of obligations for which indemnification payments have been received from the Parent; provided, however, that, except as expressly provided in the Indenture, Expenses shall not include the Servicing Fee, any Transaction Expenses, any amounts payable on the Notes, any fees, costs or expenses relating to the Class B Notes or any other amounts ranking pari passu with or junior to interest payable on the Class A Notes in the priority of payments set forth under Section 3.7 of the Indenture.

“Field” means the treatment, prevention or palliation of any human ocular or ophthalmic disease or condition.

“Final Legal Maturity Date” means, with respect to (a) the Original Class A Notes May 15, 2019, and (b) with respect to any Class B Notes or Refinancing Notes, the date specified in the indenture supplemental to the Indenture providing for their issuance; provided, that the Final Legal Maturity Date with respect to any Class B Notes where the proceeds thereof are not used to redeem or refinance all of the Outstanding Class A Notes shall be no earlier than May 15, 2019.

“Financial Asset” has the meaning ascribed to it in Section 8-102(a)(9) of the UCC.

“Fixed Rate Notes” means (i) the Original Class A Notes and (ii) any Class B Notes or Refinancing Notes issued with a fixed rate of interest.

“Floating Rate Notes” means any Class B Notes or Refinancing Notes issued with a floating or variable rate of interest.

“GAAP” means generally accepted accounting principles in effect in the U.S. from time to time.

“Global Notes” means any 144A Global Note and Regulation S Global Note.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other payment obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person or (b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” when used as a verb has a corresponding meaning.

“H.15 (519)” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System, and the most recent H.15 (519) is the H.15 (519) published prior to the close of business on the fourth Business Day prior to the applicable Redemption Date.

“Incur” has the meaning set forth in Section 5.2(d) of the Indenture.

“Indebtedness” means, with respect to any Person at any date of determination (without duplication), (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person as an account party in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto), (d) all the obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than 90 days after the date of purchasing such property or service or taking delivery and title thereto or the completion of such services, and payment deferrals arranged primarily as a method of raising funds to acquire such property or service, (e) all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement that have been (or, in accordance with GAAP, should be) classified as capitalized leases, (f) all Guarantees of such Person in respect of any of the foregoing, (g) all monetary obligations of such Person with respect to any interest rate hedge, cap, floor, swap, option or other interest rate hedge agreement entered into after the Closing Date, (h) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, and (i) all Indebtedness (as defined in clauses (a) through (g) of this definition) of other Persons Guaranteed by such Person.

“Indemnified Amounts” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

“Indemnified Party” has the meaning set forth in Section 8.1 of the Purchase and Sale Agreement.

“Indemnitee” has the meaning set forth in Section 19.1 of the Pledge and Security Agreement.

“Indemnitees” has the meaning set forth in Section 19.1 of the Pledge and Security Agreement.

“Indenture” means that certain indenture, dated as of the Closing Date, between the Issuer and the Trustee.

“Indenture Estate” has the meaning set forth in the Granting Clause of the Indenture.

“Independent Consultant” means L.E.K. Consulting LLC.

“Independent Consultant’s Report” means the report of the Independent Consultant included in the Private Placement Memorandum as Appendix A.

“Independent Member” means a Member who is not at the time of such Person’s admission to the Issuer, who is not and who has not been at any time during the preceding five years: (a) a director, manager, officer or employee of the Issuer (other than in the capacity of Independent Member) or any Affiliate of the Issuer (other than in the capacity of Independent Member); (b) a Person related to any officer, director, manager or employee of the Issuer (other than in the capacity of Independent Member) or any Affiliate of the Issuer (other than in the capacity of Independent Member); (c) a holder (directly or indirectly) of any Voting Securities of the Issuer or any Affiliate of the Issuer (other than in the capacity of Independent Member); (d) a Person related to a holder (directly or indirectly) of any Voting Securities of the Issuer or any Affiliate of the Issuer (other than in the capacity of Independent Member); (e) a purchaser, customer or any other Person who derives any of its revenues from interactions with the Issuer or any Affiliate of the Issuer or a family member of such purchaser, customer or other Person; or (f) a trustee in bankruptcy or other insolvency proceeding for, or a reorganization of, the Parent or any Subsidiary or Affiliate of the Parent.

“Inspire” means Inspire Pharmaceuticals, Inc., a Delaware corporation.

“Inspire License Agreement” means that certain License Agreement dated as of February 15, 2007 by and between Inspire and the Parent, as supplemented by that certain letter agreement dated January 18, 2008 executed by Inspire in favor of the Parent.

“Inspire Supply Agreement” means that certain Supply Agreement dated as of February 15, 2007 by and between Inspire and the Parent.

“Inspire Trademark License Agreement” means that certain Trademark License Agreement dated as of February 15, 2007 by and between Inspire and the Parent.

“Institutional Accredited Investor” means a Person that is an accredited investor as that term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Interest Accrual Period” means the period beginning on (and including) the Closing Date (or, with respect to any Class B Notes or any Refinancing Notes, the date of issuance of such Class B Notes or Refinancing Notes) and ending on (but excluding) the first Payment Date thereafter and each successive period beginning on (and including) a Payment Date and ending on (but excluding) the next succeeding Payment Date; provided, however, that the final Interest Accrual Period shall end on but exclude the final Payment Date (or, if earlier, with respect to any class of Notes repaid in full, the date such class of Notes is repaid in full).

“Interest Amount” means, with respect to the Outstanding Principal Balance of any class of Notes, on any Payment Date, the amount of accrued and unpaid interest at the Stated Rate of Interest with respect to the Outstanding Principal Balance of such class of Notes on such Payment Date (including any Additional Interest, if any), determined in accordance with the terms thereof (including interest accruing after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law).

“Interest Reserve Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Involuntary Bankruptcy” means, without the consent or acquiescence of the Issuer, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against the Issuer, or, without the consent or acquiescence of the Issuer, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Issuer, or of all or any substantial part of the property of the Issuer, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.

“Issuer” means Azithromycin Royalty Sub LLC, a Delaware limited liability company, as issuer of the Notes pursuant to the Indenture.

“Issuer Organizational Documents” means the certificate of formation of the Issuer dated as of January 15, 2008 and the limited liability company agreement of the Issuer dated as of the Closing Date.

“Issuer Pledged Collateral” has the meaning set forth in Section 2.1 of the Pledge and Security Agreement.

“Issuer Pledged Equity” has the meaning set forth in Section 2.1(a) of the Pledge and Security Agreement.

“Judgment Currency” has the meaning set forth in Section 12.9(d) of the Indenture.

“Licensed IP” means the Columbia Patent Rights, the InSite Intellectual Property and the Pfizer Patent Rights (each as defined in the Inspire License Agreement).

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale, any sale with recourse against the Issuer or any agreement to give any security interest.

“Loss” means any loss, cost, charge, expense, interest, fee, payment, demand, liability, claim, action, proceeding, penalty, fine, damages, judgment, order or other sanction, other than Taxes.

“Manager” means the manager of the Issuer.

“Manager Resolution” means a copy of a resolution certified by a Responsible Officer of the Issuer as having been duly adopted by the Manager and being in full force and effect on the date of such certification.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Parent or the Servicer, as the case may be, to perform its obligations under any of the Transaction Documents or the Principal Documents, in each case to which it is a party, (ii) the validity or enforceability of any of the Principal Documents or the rights or remedies of the Issuer under any of such Principal Documents or (iii) the Purchased Assets or the Residual License Agreement or the ability of the Issuer to perform any of its obligations under the Notes and the Indenture.

“Member” means a member of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto or, if such corporation or its successor shall for any reason no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.

“Non-U.S. Person” means a person who is not a U.S. person within the meaning of Regulation S.

“Noteholder” means any Person in whose name a Note is registered from time to time in the Register for such Note.

“Note Purchase Agreement” means that certain note purchase agreement dated the Closing Date among the Issuer, the Parent and the Purchaser party thereto.

“Note Purchase Agreements” means, collectively, each Note Purchase Agreement and the Other Agreements.

“Note Purchasers” has the meaning set forth in Section 1.1 of the Note Purchase Agreement.

“Notes” means the Original Class A Notes, any Class B Notes and any Refinancing Notes.

“Notices” means notices, demands, certificates, requests, directions, instructions and communications.

“Officer’s Certificate” means a certificate signed by, with respect to the Issuer, a Responsible Officer of the Issuer and, with respect to any other Person, any officer, director, manager, trustee or equivalent representative of such Person.

“Operating Bank” means U.S. Bank National Association or any other Eligible Institution at which the Accounts are held; provided, that (a) upon the resignation or removal and the replacement of the Trustee pursuant to the terms of the Indenture, the successor trustee appointed thereunder shall be the Operating Bank, and (b) if at any time the Operating Bank ceases to be an Eligible Institution, a successor shall be appointed by the Servicer on behalf of the Trustee and all Accounts shall thereafter be transferred to and be maintained at such successor in the name of the Trustee and such successor shall thereafter be the “Operating Bank”.

“Opinion of Counsel” means a written opinion signed by legal counsel, who may be an employee of or counsel to the Issuer or the Parent, that meets the requirements of Section 1.2 of the Indenture.

“Optional Redemption” has the meaning set forth in Section 3.10(b) of the Indenture.

“Original Class A Notes” means the Azithromycin PhaRMASM Secured 16% Notes due 2019 of the Issuer in the initial Outstanding Principal Balance of $60,000,000, substantially in the form of Exhibit A to the Indenture.

“Other Agreements” has the meaning set forth in Section 3.1 of the Note Purchase Agreement.

“Other Note Purchasers” has the meaning set forth in Section 3.1 of the Note Purchase Agreement.

“Other Prices” has the meaning set forth in Section 3.1 of the Note Purchase Agreement.

“outstanding” means (a) with respect to the Notes of any class at any time, all Notes of such class theretofore authenticated and delivered by the Trustee except (i) any such Notes cancelled by, or delivered for cancellation to, the Trustee, (ii) any such Notes, or portions thereof, for the payment of principal of and accrued and unpaid interest on which moneys have been distributed to Noteholders by the Trustee and any such Notes, or portions thereof, for the payment or redemption of which moneys in the necessary amount have been deposited in the Redemption Account for such Notes; provided, that, if such Notes are to be redeemed prior to the maturity thereof in accordance with the requirements of Section 3.10 of the Indenture, written notice of such Redemption shall have been given and not rescinded as provided in Section 3.11 of the Indenture, or provision satisfactory to the Trustee shall have been made for giving such written notice, and, if Redemption does not occur, then this clause (ii) ceases to apply as of the Payment Date that was supposed to be the date of Redemption, and (iii) any such Notes in exchange or substitution for which other Notes, as the case may be, have been authenticated and delivered, or which have been paid pursuant to the terms of the Indenture (unless proof satisfactory to the Trustee is presented that any of such Notes is held by a Person in whose hands such Note is a legal, valid and binding obligation of the Issuer), and (b) when used with respect to any other evidence of Indebtedness, at any time, any principal amount thereof then unpaid and outstanding (whether or not due or payable).

“Outstanding Principal Balance” means, with respect to any Note or other evidence of Indebtedness Outstanding, the total principal amount of such Note or other evidence of Indebtedness unpaid and Outstanding at any time, as determined in the case of the Notes in the information to be provided to the Servicer and the Trustee by the Calculation Agent pursuant to Section 3.5(b) of the Indenture.

“Parent” means InSite Vision Incorporated, a Delaware corporation.

“Parent Organizational Documents” means (a) the restated certificate of incorporation of the Parent dated October 25, 1993, as amended by the certificate of amendment dated June 3, 1994, the certificate of designations, preferences and rights dated September 11, 1997, the certificate of correction dated September 26, 1997, the certificate of amendment dated July 19, 2000, the certificate of designations, preferences and rights dated July 3, 2002, the certificate of amendment dated June 1, 2004 and the certificate of amendment dated October 23, 2006, and (b) the amended and restated bylaws as amended through August 8, 2006.

“Parent Shortfall” means the amount, if any, payable by the Parent to the applicable counterparty pursuant to the Principal Documents that is due and payable but that has not been paid by the Parent.

“Parent Shortfall Payment” means any payment made by the Trustee in respect of any Parent Shortfall.

“Paying Agent” has the meaning set forth in Section 2.3(a) of the Indenture.

“Payment Date” means each February 15, May 15, August 15 and November 15, commencing on May 15, 2008 and including the Final Legal Maturity Date; provided, that, if any such date would otherwise fall on a day that is not a Business Day, the Payment Date falling on such date shall be the first following day that is a Business Day; provided, further, that, if any such following Business Day would occur in the succeeding month, then the Payment Date shall be the first Business Day preceding such date.

“Permanent Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Permitted Holder” means (a) the Parent, (b) the Issuer and (c) any Person that has executed a Confidentiality Agreement and delivered such Confidentiality Agreement to the Registrar in accordance with the terms of the Indenture.

“Permitted Lien” means (a) any lien for Taxes, assessments and governmental charges or levies not yet due and payable or which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of the relevant Person, (b) any Lien created in favor of the Trustee and (c) any other Lien expressly permitted under the Transaction Documents.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Pfizer” means, collectively, Pfizer Inc., a Delaware corporation, and Pfizer Products, Inc., a Connecticut corporation.

“Pfizer License Agreement” means that certain Exclusive License Agreement dated as of February 15, 2007 by and between Pfizer and the Parent.

“Placement Agent” means Morgan Stanley & Co. Incorporated.

“Plan” means any employee benefit plan (within the meaning of Section 3(3) of ERISA) or other plan or arrangement, whether or not subject to ERISA, that is maintained, or to which contributions are required to be made by the Issuer, the Parent or any ERISA Affiliate or with respect to which the Issuer, the Parent or any ERISA Affiliate may have any liability.

“Plan Assets” has the meaning given to such term by Section 3(42) of ERISA and regulations issued by the U.S. Department of Labor.

“Pledge and Security Agreement” means that certain pledge and security agreement dated as of the Closing Date made by the Parent to the Trustee.

“Premium” means, with respect to any Note on any Redemption Date, any Redemption Premium, if applicable, or, with respect to any Redemption Date, the portion of the Redemption Price of the Notes being redeemed in excess of the Outstanding Principal Balance of the Notes being redeemed.

“Price” has the meaning set forth in Section 3.1 of the Note Purchase Agreement.

“Principal Documents” means the Inspire License Agreement, the Inspire Supply Agreement, the Inspire Trademark License Agreement and the Pfizer License Agreement.

“Private Placement Legend” has the meaning set forth in Section 2.2 of the Indenture.

“Private Placement Memorandum” means the final private placement memorandum of the Issuer for the Original Class A Notes dated February 15, 2008.

“Proceeds” shall have the meaning assigned to such term under the UCC and, in any event, shall include (a) any and all proceeds of any guarantee, insurance or indemnity payable from time to time to the Parent with respect to any of the Issuer Pledged Collateral, (b) any and all payments (in any form whatsoever) made or due and payable from time to time to the Parent in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Issuer Pledged Collateral by any Governmental Authority (or any Person acting under color of Governmental Authority) and (c) any and all other amounts from time to time paid or payable with respect to or in connection with any of the Issuer Pledged Collateral.

“Purchase and Sale Agreement” means that certain purchase and sale agreement dated as of the Closing Date between the Parent and the Issuer.

“Purchased Assets” means the assets sold, transferred, conveyed, assigned, contributed and granted by the Parent to the Issuer pursuant to the Purchase and Sale Agreement and the Bill of Sale, which shall consist of (x) the Parent’s right, title and interest in, to and under the Inspire License Agreement to (i) receive or retain all Royalty Payments, (ii) receive the quarterly reports produced by Inspire pursuant to the Inspire License Agreement in respect of sales of Subject Products in the Territory and (iii) engage an accounting firm to audit certain records of Inspire in respect of such sales pursuant to the Inspire License Agreement and receive an audit report summarizing the results of any such audit, and the proceeds of and the rights to enforce each of the foregoing, and (y) any Replacement Royalty Payments.

“Purchase Price” has the meaning set forth in Section 3.1 of the Note Purchase Agreement.

“Purchaser” has the meaning set forth in Section 1.1 of the Note Purchase Agreement.

“QIB” means a qualified institutional buyer within the meaning of Rule 144A.

“Receiver” means any Person or Persons appointed as (and any additional Person or Persons appointed or substituted as) administrative receiver, receiver, manager or receiver and manager.

“Record Date” means, with respect to each Payment Date, the close of business on the fifteenth day preceding such Payment Date and, with respect to the date on which any Direction is to be given by the Noteholders, the close of business on the last Business Day prior to the solicitation of such Direction.

“Redemption” means any Optional Redemption and any other redemption of Notes described in Section 3.10(c) of the Indenture.

“Redemption Account” has the meaning set forth in Section 3.1(a) of the Indenture.

“Redemption Date” means the date, which shall in each case be a Payment Date, on which Notes are redeemed pursuant to a Redemption.

“Redemption Premium” means, in the case of any Class B Notes or Refinancing Notes, the amount, if any, specified in the Manager Resolution or indenture supplemental to the Indenture to be paid in the event of a Redemption of such Class B Notes or Refinancing Notes separately from the Redemption Price.

“Redemption Price” means (a) in respect of an Optional Redemption of the Original Class A Notes (i) on any Payment Date on or prior to February 15, 2010, the greater of (x) the Outstanding Principal Balance of the Original Class A Notes being redeemed and (y) the present value, discounted at the Applicable Treasury Rate plus 1.0%, of such principal payment amounts and interest at the Stated Rate of Interest on the Outstanding Principal Balance of the Original Class A Notes (assuming the principal balances are achieved at the times and in the amounts set forth in the Base Case Amortization Schedule) plus, in each case, the accrued and unpaid interest to the Redemption Date on the Original Class A Notes that are being redeemed or (ii) on any Payment Date after February 15, 2010, an amount equal to the product of (x) the applicable Class A Redemption Percentage as set forth below and (y) the Outstanding Principal Balance of the Original Class A Notes that are being redeemed on such Payment Date, plus the accrued and unpaid interest to the Redemption Date on the Original Class A Notes that are being redeemed:

Payment Dates Between Indicated Payment Dates	Class A Redemption Percentage
From May 15, 2010 to and including February 15, 2011	108.0%
From May 15, 2011 to and including February 15, 2012	104.0%
From May 15, 2012 and thereafter	100.0%

and (b) in respect of any Class B Notes or Refinancing Notes, the redemption price, if any, plus the accrued and unpaid interest to the Redemption Date on the Class B Notes or Refinancing Notes, as the case may be, established by or pursuant to a Manager Resolution or in any indenture supplemental to the Indenture providing for the issuance of such Notes or designated as such in the form of such Notes (any such Redemption Price in respect of any Class B Notes or Refinancing Notes may include a Redemption Premium, and such Manager Resolution or indenture supplemental to the Indenture may specify a separate Redemption Premium).

“Reference Date” means, with respect to each Interest Accrual Period, the day that is two Business Days prior to the Payment Date on which such Interest Accrual Period commences; provided, however, that the Reference Date with respect to the initial Interest Accrual Period means the date that is two Business Days prior to the Closing Date (or, with respect to any Class B Notes or any Refinancing Notes, the date that is two Business Days prior to the date of issuance of such Class B Notes or Refinancing Notes).

“Refinancing” has the meaning set forth in Section 2.15(a) of the Indenture.

“Refinancing Date” means the date, which shall in each case be a Payment Date, on which the Original Class A Notes, the Refinancing Notes, if any, or the Notes of any other class are redeemed in whole, in each case with the proceeds of Refinancing Notes as provided in Section 2.15 of the Indenture.

“Refinancing Expenses” means all Transaction Expenses incurred in connection with an offering and issuance of Refinancing Notes.

“Refinancing Notes” means any class of Notes issued by the Issuer under the Indenture at any time and from time to time after the Closing Date pursuant to Section 2.15 of the Indenture, the proceeds of which are used to repay all of the Outstanding Principal Balance of a class of Notes.

“Register” has the meaning set forth in Section 2.3(a) of the Indenture.

“Registrar” has the meaning set forth in Section 2.3(a) of the Indenture.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Global Note Exchange Date” means the date of exchange of any Temporary Regulation S Global Note for any Permanent Regulation S Global Note, which date shall be 40 days after the Closing Date (or, with respect to any Class B Notes or any Refinancing Notes, 40 days after the date of issuance of such Class B Notes or Refinancing Notes).

“Regulation S Global Notes” has the meaning set forth in Section 2.1(b) of the Indenture.

“Relevant Calculation Date” has the meaning set forth in Section 3.5(a) of the Indenture.

“Relevant Information” means any information provided to the Trustee, the Calculation Agent or the Paying Agent in writing by any Service Provider retained from time to time by the Issuer pursuant to the Transaction Documents.

“Remaining Weighted Average Life” means, with respect to the Original Class A Notes on any Redemption Date, (a) the sum of the products of (i) each principal payment amount on the Original Class A Notes payable on each subsequent Payment Date (assuming the principal balances are achieved at the times and in the amounts set forth in the Base Case Amortization Schedule) multiplied by (ii) the number of days remaining from the applicable Redemption Date until such subsequent Payment Date divided by (b) the Outstanding Principal Balance of the Original Class A Notes on such Redemption Date.

“Replacement Royalty Payments” means, in the event the Inspire License Agreement terminates in one or more countries of the Territory and the Parent, using commercially reasonable efforts, is able to commercialize the Subject Products in such country or countries either by itself or in an arrangement with one or more third parties in further licensing and sublicensing of the Licensed IP (or any portion thereof), as such rights revert back to the Parent under and subject to the terms and conditions of the Inspire License Agreement, in such country or countries in the Field in the Territory, any royalties and other payments, net of customary deductions, that may arise from such use of the Licensed IP (or any portion thereof) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in such country or countries in the Territory, including all royalties or other payments payable by the Parent or any other Person to the Issuer pursuant to the Residual License Agreement. Notwithstanding the foregoing, if the Inspire License Agreement terminates in one or more countries of the Territory and the Parent commercializes the Subject Products by itself, either directly or through any contract sales force, in such country or countries, then Replacement Royalty Payments shall only be an amount equivalent to the royalty that would have been payable by Inspire in such country or countries, net of all deductions and adjustments, if the Inspire License Agreement (as of the date of such termination) were still in effect and such commercialization was effected by Inspire as if the Subject Products were Inspire Licensed Products (as defined in the Inspire License Agreement).

“Resale Restriction Termination Date” has the meaning set forth in the Private Placement Legend.

“Residual License” has the meaning given to such term in the Residual License Agreement.

“Residual License Agreement” means that certain residual license agreement dated as of the Closing Date between the Parent and the Issuer.

“Responsible Officer” means (a) with respect to the Trustee, any officer within the Corporate Trust Office, including any principal, vice president, managing director, director, manager, associate or other officer of the Trustee customarily performing functions similar to those performed by any of the above-designated officers and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge and familiarity with the particular subject, (b) with respect to the Issuer, any officer of the Manager or person designated by the board of directors of the Manager as a Responsible Officer for purposes of the Transaction Documents, and (c) with respect to the Parent, an officer of the Parent.

“Royalty Payments” means all royalties and other income, payments and reimbursements paid, owed, accrued or otherwise required to be paid by Inspire to the Parent or the Issuer, as the case may be, pursuant to, and subject to the terms and conditions of, the Inspire License Agreement, any amounts payable to or retained by the Parent under the Inspire License Agreement in respect of third party infringement (after taking into account costs and expenses of the Parent and Inspire in prosecuting such infringement), and any additional payments or consideration paid to the Parent or the Issuer, as the case may be, in connection with any amendment, restatement, supplement, modification, waiver or replacement of the Inspire License Agreement. Royalty Payments do not include amounts payable to the Parent under the Inspire Supply Agreement.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto or, if such division or its successor shall for any reason no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized statistical rating organization (within the meaning ascribed thereto by the Exchange Act) designated by the Issuer.

“Sale Price” has the meaning set forth in Section 2.2(b) of the Purchase and Sale Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Obligations” has the meaning set forth in the Granting Clause of the Indenture.

“Securities Account” has the meaning set forth in Section 3.1(l) of the Indenture.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Intermediary” has the meaning set forth in Section 3.1(l) of the Indenture.

“Security Interest” means the security interest granted or expressed to be granted in the Collateral pursuant to the Granting Clause of the Indenture and in the Issuer Pledged Equity pursuant to the Pledge and Security Agreement.

“Senior Claim” has the meaning set forth in Section 10.1(a) of the Indenture.

“Senior Class” means (a) so long as any Class A Notes are Outstanding, the Class A Notes, or (b) if no Class A Notes are Outstanding, the Class B Notes.

“Senior Trustee” means the trustee of the Senior Class, which shall be (a) so long as any Class A Notes are Outstanding, the Trustee acting at the Direction of the Noteholders of a majority of the Outstanding Principal Balance of the Class A Notes, and (b) after the Class A Notes have been repaid in full, and so long as any Class B Notes are Outstanding, the Trustee acting at the Direction of the Noteholders of a majority of the Outstanding Principal Balance of the Class B Notes.

“Service Providers” means the Servicer, the Trustee, the Independent Member, the Calculation Agent, the Paying Agent, the Registrar, the Operating Bank and any Person that becomes the Servicer, the Trustee, the Independent Member, the Calculation Agent, the Paying Agent, the Registrar or the Operating Bank in accordance with the terms of the applicable agreement and, subject to the written approval of the Noteholders of a majority of the Outstanding Principal Balance of the Senior Class of Notes, any other Person designated as a Service Provider by the Issuer.

“Servicer” means the Parent, acting in its capacity as servicer pursuant to the Servicing Agreement (or any other Person appointed by the Issuer to succeed the Parent as such or any successor thereto).

“Servicer Information” means, with respect to any Calculation Date, the written information provided by the Servicer under Section 4.1(c) of the Servicing Agreement with respect to such Calculation Date.

“Servicer Termination Event” means any one of the following events:

(i) the Servicer shall fail to pay any amount when due under the Servicing Agreement and such failure shall continue unremedied for five Business Days;

(ii) the Servicer shall fail to deliver the Distribution Report and the other required accompanying materials (including the report contemplated by Section 4.1(c)(xi) of the Servicing Agreement) with respect to any Payment Date in accordance with the provisions of the Servicing Agreement within five Business Days of the date such Distribution Report and the other required accompanying materials (including the report contemplated by Section 4.1(c)(xi) of the Servicing Agreement) are required to be delivered under the Servicing Agreement;

(iii) the Servicer shall fail to carry out its obligations under Section 4.1(c)(ii) of the Servicing Agreement that shall have or reasonably be expected to have a material adverse effect on the Noteholders;

(iv) the Servicer shall fail to carry out its obligations under Section 4.1(c)(v) of the Servicing Agreement in a commercially reasonable manner and such failure shall continue unremedied for a period of 30 days after the date on which (A) the Servicer shall have obtained knowledge of such failure or (B) written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Trustee, in each case that continues to materially adversely affect the Noteholders for such period;

(v) the Servicer shall fail to carry out its obligations under Section 4.1(c)(viii), Section 4.1(c)(ix) or Section 4.1(c)(x) of the Servicing Agreement;

(vi) the Servicer shall fail to observe or perform in any material respect any of the covenants or agreements on the part of the Servicer contained in the Servicing Agreement (other than for which provision is made in clauses (i) through (v) above) and such failure shall continue unremedied for a period of 30 days after the date on which (A) the Servicer shall have obtained knowledge of such failure or (B) written notice of such failure requiring the same to be remedied shall have been given to the Servicer by the Trustee, in each case that continues to materially adversely affect the Noteholders for such period;

(vii) a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Servicer under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law in effect now or after the Closing Date, (ii) appointment of a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Servicer or (iii) the winding-up or liquidation of the affairs of the Servicer and, in each case, such decree or order shall remain unstayed or such writ or other process shall not have been stayed or dismissed within 90 days from entry thereof;

(viii) the Servicer (i) commences a voluntary case under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law in effect now or after the Closing Date, or consents to the entry of an order for relief in any involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, examiner, assignee, custodian, trustee, sequestrator or similar official of the Servicer or for all or substantially all of the property and assets of the Servicer or (iii) effects any general assignment for the benefit of creditors;

(ix) the Servicer’s business activities are terminated by any Governmental Authority;

(x) a material adverse change occurs in the financial condition or operations of the Servicer that is reasonably likely to have a Material Adverse Effect;

(xi) an Event of Default shall have occurred, other than an Event of Default solely caused by the Trustee, the Calculation Agent, the Paying Agent or the Registrar failing to perform any of its respective obligations under the Indenture or any other Transaction Document; or

(xii) the Parent sells, transfers, conveys, assigns, contributes or grants a majority of the Capital Securities of the Issuer to another Person or Persons.

“Services” means the services to be performed by the Servicer pursuant to the Servicing Agreement.

“Servicing Agreement” means the servicing agreement dated as of the Closing Date between the Issuer and the Parent.

“Servicing Fee” has the meaning set forth in Section 2.1 of the Servicing Agreement.

“Shortfall” has the meaning set forth in Section 3.5(a)(x) of the Indenture.

“Stated Rate of Interest” means, with respect to any class of the Notes for any Interest Accrual Period, the interest rate set forth in such class of Notes for such Interest Accrual Period.

“Subject Product” means any topical anti-infective product for human ocular or ophthalmic indications, in any dosage strength or size, for any mode of ocular or ophthalmic administration, containing as the sole active ingredient the chemical compound known as azithromycin or any salts, esters or hydrates thereof.

“Subordinated Claim” has the meaning set forth in Section 10.1(a) of the Indenture.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.

“Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto) now or hereafter imposed, levied, collected, withheld or otherwise assessed by any taxing authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth and similar charges and taxes or other charges in the nature of excise, deduction, withholding, ad valorem, stamp, transfer, value added, taxes on goods and services, escheat, gains taxes, license, registration and documentation fees, customs duties, tariffs and similar charges, (ii) liability for such a tax that is imposed by reason of U.S. Treasury Regulation Section 1.1502-6 or similar provision of law and (iii) liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amounts described in clause (i) or clause (ii).

“Temporary Regulation S Global Note” has the meaning set forth in Section 2.1(b) of the Indenture.

“Territory” means the United States and Canada and their respective territories and possessions.

“Transaction Documents” means the Indenture, the Notes, the Purchase and Sale Agreement, the Bill of Sale, the Residual License Agreement, the Servicing Agreement, the Pledge and Security Agreement and the Note Purchase Agreements, and each other agreement pursuant to which the Trustee (or its agent) is granted a Lien to secure the obligations under the Indenture or the Notes.

“Transaction Expenses” means the out-of-pocket expenses payable by the Issuer in connection with (a) the issuance of the Original Class A Notes, including placement fees, any initial fees payable to Service Providers and the fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, counsel to the Noteholders in connection with the offering and issuance of the Original Class A Notes, as set forth in the Note Purchase Agreements and (b) the offering and issuance of any Class B Notes or any Refinancing Notes, to the extent specified in the Manager Resolution authorizing such offering and issuance.

“Trustee” means U.S. Bank National Association, a national banking association, as initial trustee of the Notes under the Indenture, and any successor appointed in accordance with the terms of the Indenture.

“Trustee Closing Account” means the account of the Issuer maintained with the Trustee at U.S. Bank National Association, ABA No. 091000022, Account No. 121030000, Ref. Azithromycin Royalty Collection Acct., Attention: Josh Tripi.

“Trust Indenture Act” means the U.S. Trust Indenture Act of 1939, as amended.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the Liens granted to the Trustee pursuant to the applicable Transaction Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Transaction Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

“U.S. Person” means a U.S. person within the meaning of Regulation S.

“U.S. Treasury” means the U.S. Department of the Treasury.

“Voluntary Bankruptcy” means (i) an admission in writing by the Issuer of its inability to pay its debts generally or a general assignment by the Issuer for the benefit of creditors, (ii) the filing of any petition or answer by the Issuer seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Issuer or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Issuer or for any substantial part of its property, or (iii) corporate or other entity action taken by the Issuer to authorize any of the actions set forth above.

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

EXHIBIT A

FORM OF BILL OF SALE

This BILL OF SALE is dated as of February 21, 2008 (the “Closing Date”) by InSite Vision Incorporated, a Delaware corporation (the “Parent”), in favor of Azithromycin Royalty Sub LLC, a Delaware limited liability company (the “Issuer”).

RECITALS

WHEREAS, the Parent desires to sell, transfer, convey, assign, contribute and grant to the Issuer, and the Issuer desires to purchase and accept from the Parent, all of the Purchased Assets (as defined below), on the terms and conditions set forth in the Purchase and Sale Agreement between the Parent and the Issuer dated as of the Closing Date (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth in the Agreement and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.
The Parent, by this Bill of Sale, does hereby sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Issuer, and the Issuer does hereby purchase and accept, the assets sold, transferred, conveyed, assigned, contributed and granted by the Parent to the Issuer pursuant to the Agreement and this Bill of Sale, which shall consist of (x) the Parent’s right, title and interest in, to and under that certain License Agreement dated as of February 15, 2007 by and between Inspire Pharmaceuticals, Inc., a Delaware corporation (“Inspire”), and the Parent, as supplemented by that certain letter agreement dated January 18, 2008 executed by Inspire in favor of the Parent (the “Inspire License Agreement”) to (i) receive or retain all royalties and other income, payments and reimbursements paid, owed, accrued or otherwise required to be paid by Inspire to the Parent or the Issuer, as the case may be, pursuant to, and subject to the terms and conditions of, the Inspire License Agreement, any amounts payable to or retained by the Parent under the Inspire License Agreement in respect of third party infringement (after taking into account costs and expenses of the Parent and Inspire in prosecuting such infringement), and any additional payments or consideration paid to the Parent or the Issuer, as the case may be, in connection with any amendment, restatement, supplement, modification, waiver or replacement of the Inspire License Agreement (but not including amounts payable to the Parent under that certain Supply Agreement dated as of February 15, 2007 by and between Inspire and the Parent), (ii) receive the quarterly reports produced by Inspire pursuant to the Inspire License Agreement in respect of sales of any topical anti-infective product for human ocular or ophthalmic indications, in any dosage strength or size, for any mode of ocular or ophthalmic administration, containing as the sole active ingredient the chemical compound known as azithromycin or any salts, esters or hydrates thereof (“Subject Products”), in the United States and Canada and their respective territories and possessions (the “Territory”) and (iii) engage an accounting firm to audit certain records of Inspire in respect of such sales pursuant to the Inspire License Agreement and receive an audit report summarizing the results of any such audit, and the proceeds of and the rights to enforce each of the foregoing (collectively, the “Principal Assets”), and (y) in the event the Inspire License Agreement terminates in one or more countries of the Territory and the Parent, using commercially reasonable efforts, is able to commercialize the Subject Products in such country or countries either by itself or in an arrangement with one or more third parties in further licensing and sublicensing of the Columbia Patent Rights, the InSite Intellectual Property and the Pfizer Patent Rights (each as defined in the Inspire License Agreement) (collectively, the “Licensed IP”) (or any portion thereof), as such rights revert back to the Parent under and subject to the terms and conditions of the Inspire License Agreement, in such country or countries in the treatment, prevention or palliation of any human ocular or ophthalmic disease or condition (the “Field”) in the Territory, any royalties and other payments, net of customary deductions, that may arise from such use of the Licensed IP (or any portion thereof) to develop, have developed, make, have made, use, have used, market, have marketed, commercialize, have commercialized, offer for sale, sell, have sold, import and have imported Subject Products in the Field in such country or countries in the Territory, including all royalties or other payments payable by the Parent or any other person or entity to the Issuer pursuant to that certain Residual License Agreement dated as of the Closing Date between the Parent and the Issuer (the “Replacement Royalty Payments” and, together with the Principal Assets, the “Purchased Assets”). Notwithstanding the foregoing, if the Inspire License Agreement terminates in one or more countries of the Territory and the Parent commercializes the Subject Products by itself, either directly or through any contract sales force, in such country or countries, then Replacement Royalty Payments shall only be an amount equivalent to the royalty that would have been payable by Inspire in such country or countries, net of all deductions and adjustments, if the Inspire License Agreement (as of the date of such termination) were still in effect and such commercialization was effected by Inspire as if the Subject Products were Inspire Licensed Products (as defined in the Inspire License Agreement).

A-1

2.
The Parent hereby covenants that, at any time or from time to time after the Closing Date, at the Issuer’s reasonable request and without further consideration, the Parent shall execute and deliver to the Issuer such other instruments of sale, transfer, conveyance, assignment, contribution, granting and confirmation, provide such materials and information and take such other actions, each as the Issuer may reasonably deem necessary to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver to the Issuer, and to confirm the Issuer’s title to, the Purchased Assets and assist the Issuer in exercising all rights with respect thereto.

3.
The Parent represents, warrants and covenants that (i) it has good and marketable title to the Purchased Assets free and clear of all claims, liens and encumbrances of any nature whatsoever, (ii) it has not made any prior sale, transfer, conveyance, assignment, contribution, granting, release, setting over, confirmation or delivery of the Purchased Assets, (iii) it has the present lawful right, power and authority to sell, transfer, convey, assign, contribute, grant, release, set over, confirm and deliver the Purchased Assets to the Issuer and (iv) all action has been taken that is required to make this Bill of Sale, and this Bill of Sale is, a legal, valid and binding obligation of the Parent.

A-2

4.
The Parent covenants to warrant and defend the sale of the Purchased Assets to the Issuer, its successors and assigns against any person or entity claiming an interest in the Purchased Assets, and the Parent shall defend its right to sell the Purchased Assets against all lawful claims and demands.

5.
This Bill of Sale shall be binding upon and inure to the benefit of the Parent, the Issuer and their respective successors and assigns, for the uses and purposes set forth and referred to above, effective immediately upon its delivery to the Issuer.

6.
THIS BILL OF SALE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

7.
This Bill of Sale may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument.

A-3

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the day and year first written above.

INSITE VISION INCORPORATED

By:
Name:
Title:
AZITHROMYCIN ROYALTY SUB LLC

By: InSite Vision Incorporated, its Manager

By:
Name:
Title:

A-4

EXHIBIT B

UCC FINANCING STATEMENTS AND OTHER FILINGS

1.
A Form UCC-1 Financing Statement will be filed with the Secretary of State of the State of Delaware naming the Parent as debtor/seller and the Issuer as secured party, to be followed by the filing of a Form UCC-3 Financing Statement amending such Form UCC-1 Financing Statement naming the Issuer as assignor and the Trustee as assignee.

2.	The Parent will make such filings as may be required in connection with the Parent’s disclosure obligations under the Exchange Act.

B-1